Exhibit 5.1

December 20, 2011

MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Gentlemen:

We are acting as counsel for MagneGas Corporation (the "Company"), a Delaware company, in connection with the registration statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to (i) 19,662,500 shares of common stock, par value $0.001 per share, (ii) 20,795,625 warrants to purchase common stock, (iii) 20,645,625 shares issuable upon exercise of the warrants at an exercise price of $0.30 per share, and (iv) 150,000 shares issuable upon exercise of the warrants at an exercise price of $0.25 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the common stock to be sold by the selling shareholders, issuable upon the conditions contemplated in the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP